EXHIBIT 99.1

ABM INDUSTRIES ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Company Achieves 39.1% Increase in Income From Continuing Operations

SAN FRANCISCO, CA — June 7, 2005 — ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported income from continuing operations for the second quarter of fiscal 2005 was $10.1 million ($0.20 per diluted share), up 39.1%, compared to $7.3 million ($0.15 per diluted share) for the prior year second quarter. Sales and other income for the second quarter of fiscal 2005 were $639.6 million, up 10.1% from $580.9 million in the second quarter of fiscal 2004. Net income, which includes income from discontinued operations, was $10.5 million ($0.20 per diluted share) for the second quarter of fiscal 2005, up 43.2% compared to $7.3 million ($0.15 per diluted share) for the prior year second quarter. On June 2, 2005, the Company completed the sale of substantially all of the operating assets of its wholly owned subsidiary, CommAir Mechanical Services, which was included in discontinued operations. The Company will realize a pre-tax gain from the sale of CommAir Mechanical Services of approximately $21.0 million in the third quarter of fiscal 2005.

“We’re very pleased with the performance of our business,” commented Henrik Slipsager, ABM’s president and chief executive officer. “Quarterly sales reached an all-time high for a second quarter and, exclusive of one-time items, net income was in line with previous guidance, despite higher costs associated with Sarbanes-Oxley compliance.”

Slipsager continued, “The Company’s sales grew due to contributions from acquisitions, new customers in all operating segments, and an expansion of services with existing Janitorial and Engineering customers. Our Parking, Security, Engineering and Lighting businesses posted double-digit growth in operating profits. Parking benefited from new contracts, improvement at airport locations due to increased air traffic across the country, and the termination of unprofitable contracts. Profit contributions from SSA, Sentinel, and Amguard acquisitions enabled Security to achieve year-over-year growth of 37.9% despite absorbing a pre-tax charge of $0.4 million for bad debt.”

Quarterly income from continuing operations include a number of one-time items. As previously announced by the Company, the Janitorial operation recognized a $6.3 million pre-tax charge, or $3.8 million ($0.08 per diluted share) after-tax, for amounts awarded to the plaintiff in a discrimination lawsuit following the Company’s loss on appeal. The Company has further appealed to the Washington Supreme Court. Substantially offsetting this charge, the Company recognized a $2.7 million ($0.05 per diluted share) income tax benefit from the settlement of prior year state tax audits and recorded a $1.2 million pre-tax gain, or $0.7 million ($0.01 per diluted share) after-tax, related to indemnity payments received on the Company’s World Trade Center insurance.

The second quarter of fiscal 2005 had one fewer workday than the comparable period in fiscal 2004, resulting in an after-tax benefit of $1.4 million ($0.03 per diluted share) on contracts with variable labor cost but fixed monthly pricing. On a fiscal year-to-date basis, workdays were the same as the comparable prior year period.

The Company’s income from continuing operations during the first six months of fiscal 2005 was $18.2 million ($0.36 per diluted share), up 35.4%, compared to $13.4 million ($0.28 per diluted share) for the same period last year. Sales and other income for the six months ended April 30, 2005 were $1.28 billion, up 11.8%, compared to $1.14 billion for the comparable period last year. Net income, which includes income from discontinued operations, was $18.4 million ($0.36 per diluted share) up 34.8% compared to $13.7 million ($0.28 per diluted share) for the first half of 2004.

“ABM is focusing its financial and management resources on businesses that contribute to our position as a leader in the facility services industry,” Mr. Slipsager continued. “Our financial position remains very strong. At the end of the second quarter, excluding the proceeds from the CommAir sale, the Company had over $52 million in cash and cash equivalents, approximately $246 million in working capital and no debt giving us the base to expand our existing operations by continuing to execute ABM’s acquisition strategy.”

Mr. Slipsager concluded, “Given the current economic climate, our operations are expected to continue to generally perform at or above our earlier forecasts. The time and costs associated with the initial certification of internal controls, as required by Section 404 of Sarbanes-Oxley, is higher than anticipated. Reflecting continued operational strength and the previously mentioned third-quarter gain related to the sale of CommAir, we are increasing our fiscal 2005 guidance for net income to $1.17 to $1.23 per diluted share.”

Conference Call
Wednesday morning, June 8, 2005 at 6:00 a.m. (PDT), ABM will host a live webcast of remarks by President & Chief Executive Officer Henrik C. Slipsager, and Executive Vice President & Chief Financial Officer George B. Sundby. A webcast of the conference call will be accessible at www.irconnect.com/primecast/05/q2/abm_2q2005.html. Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of one year. In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 877/440-9648 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 800/642-1687, and then entering ID # 6676327.

About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security, which includes American Commercial Security (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) acquisition activity slows or is unsuccessful; (2) an increase in costs that the Company cannot pass on to customers; (3) intense competition that lowers revenue or reduces margins; (4) a change in actuarial analysis that causes an unanticipated change in insurance reserves; (5) a change in the frequency or severity of claims against the Company, a deterioration in claims management, or the cancellation or non-renewal of the Company’s primary insurance policies; (6) a decline in commercial office building occupancy rates lowers sales and profitability; (7) financial difficulties or bankruptcy of a major customer; (8) major labor disputes that disrupt business; (9) the loss of long-term customers; (10) weakness in airline travel and the hospitality industry that affects the results of the Company’s Parking segment; (11) low levels of capital investments by customers that impacts project sales of the Lighting segment; (12) the Company’s significant accounting and other control costs increase; (13) an adverse internal control evaluation under Section 404 of the Sarbanes-Oxley Act affects ABM’s stock price; and (14) other issues and uncertainties that may include: labor shortages that adversely affect the Company’s ability to employ entry level personnel, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers such as state or locally mandated healthcare benefits, new accounting pronouncements or changes in accounting policies, impairment of goodwill and other intangible assets, the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company, and inclement weather that disrupts the Company in providing services. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission.

# # #

BALANCE SHEET SUMMARY

	April 30,	October 31,
	2005	2004

Assets	(UNAUDITED)
Cash and cash equivalents	$52,513,000	$63,369,000
Trade accounts receivable, net	326,151,000	307,237,000
Assets held for sale	13,912,000	14,441,000
Other current assets	108,922,000	100,079,000

Total current assets	501,498,000	485,126,000
Goodwill	233,378,000	225,495,000
Other intangibles, net	26,491,000	22,290,000
All other assets	110,563,000	109,613,000

Total assets	$871,930,000	$842,524,000

Liabilities
Liabilities held for sale	$4,184,000	$3,926,000
Other current liabilities	251,378,000	250,502,000
Non-current liabilities	152,174,000	145,935,000

Total liabilities	407,736,000	400,363,000
Stockholders’ Equity	464,194,000	442,161,000

Total liabilities and stockholders’ equity	$871,930,000	$842,524,000

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
	2005	2004

Net cash flows from continuing operating activities	$(749,000)	$22,786,000
Net operational cash flows from discontinued operations	(341,000)	(490,000)

Net Cash (Used In) Provided By Operating Activities	$(1,090,000)	$22,296,000

Net Cash Used In Investing Activities	$(5,129,000)	$(49,452,000)

Common stock issued	$5,130,000	$1,506,000
Stock buyback	(4,158,000)	—
Dividends paid	(5,215,000)	(4,880,000)

Net Cash Used In Financing Activities	$(4,243,000)	$(3,374,000)

	Six Months Ended April 30,
	2005	2004

Net cash flows from continuing operating activities	$12,711,000	$34,769,000
Net operational cash flows from discontinued operations	1,062,000	(28,943,000)

Net Cash Provided By Operating Activities	$13,773,000	$5,826,000

Net Cash Used In Investing Activities	$(23,798,000)	$(50,836,000)

Common stock issued	$13,725,000	$5,662,000
Stock buyback	(4,158,000)	(1,689,000)
Dividends paid	(10,398,000)	(9,735,000)

Net Cash Provided By (Used In) Financing Activities	$(831,000)	$(5,762,000)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended April 30,		Increase
	2005	2004	(Decrease)
Revenues
Sales and other income	$639,555,000	$580,923,000	10.1%
Gain on insurance claim	1,195,000	—	—

Total revenues	640,750,000	580,923,000	10.3%

Expenses
Operating expenses and cost of goods sold	576,726,000	526,748,000	9.5%
Selling, general and administrative expenses	50,331,000	41,558,000	21.1%
Intangible amortization	1,478,000	1,077,000	37.2%
Interest expense	241,000	241,000	—

Total expenses	628,776,000	569,624,000	10.4%

Income from continuing operations before income taxes	11,974,000	11,299,000	6.0%
Income taxes	1,850,000	4,019,000	-54.0%

Income from continuing operations	10,124,000	7,280,000	39.1%
Income from discontinued operations, net of income taxes	387,000	60,000	—

Net Income	$10,511,000	$7,340,000	43.2%

Net Income Per Common Share — Basic
From continuing operations	$0.20	$0.15	33.3%
From discontinued operations	0.01	—	—

	$0.21	$0.15	40.0%

Net Income Per Common Share — Diluted
From continuing operations	$0.20	$0.15	33.3%
From discontinued operations	—	—	—

	$0.20	$0.15	33.3%

Average Common And Common Equivalent Shares
Basic	49,730,000	48,713,000	2.1%
Diluted	50,702,000	50,145,000	1.1%

	Six Months Ended April 30,		Increase
	2005	2004	(Decrease)
Revenues
Sales and other income	$1,277,720,000	$1,142,558,000	11.8%
Gain on insurance claim	1,195,000	—	—

Total revenues	1,278,915,000	1,142,558,000	11.9%

Expenses
Operating expenses and cost of goods sold	1,155,583,000	1,037,715,000	11.4%
Selling, general and administrative expenses	95,038,000	81,557,000	16.5%
Intangible amortization	2,834,000	1,945,000	45.7%
Interest expense	493,000	491,000	0.4%

Total expenses	1,253,948,000	1,121,708,000	11.8%

Income from continuing operations before income taxes	24,967,000	20,850,000	19.7%
Income taxes	6,780,000	7,418,000	-8.6%

Income from continuing operations	18,187,000	13,432,000	35.4%
Income from discontinued operations, net of income taxes	248,000	243,000	2.1%

Net Income	$18,435,000	$13,675,000	34.8%

Net Income Per Common Share — Basic
From continuing operations	$0.36	$0.28	28.6%
From discontinued operations	0.01	—	—

	$0.37	$0.28	32.1%

Net Income Per Common Share — Diluted
From continuing operations	$0.36	$0.28	28.6%
From discontinued operations	—	—	—

	$0.36	$0.28	28.6%

Average Common And Common Equivalent Shares
Basic	49,461,000	48,613,000	1.7%
Diluted	50,552,000	49,965,000	1.2%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase
	2005	2004	(Decrease)
Sales and Other Income
Janitorial	$381,457,000	$355,331,000	7.4%
Parking	99,180,000	93,670,000	5.9%
Security	72,652,000	52,098,000	39.5%
Engineering	57,127,000	50,683,000	12.7%
Lighting	28,787,000	28,937,000	-0.5%
Corporate	352,000	204,000	72.5%

	$639,555,000	$580,923,000	10.1%

Operating Profit
Janitorial	$10,198,000	$11,484,000	-11.2%
Parking	2,448,000	1,822,000	34.4%
Security	2,367,000	1,716,000	37.9%
Engineering	3,180,000	2,892,000	10.0%
Lighting	813,000	666,000	22.1%
Corporate expenses	(7,986,000)	(7,040,000)	13.4%

Operating profit from continuing operations	11,020,000	11,540,000	-4.5%
Gain on insurance claim	1,195,000	—	—
Interest expense	(241,000)	(241,000)	—

Income from continuing operations before income taxes	$11,974,000	$11,299,000	6.0%

	Six Months Ended April 30,		Increase
	2005	2004	(Decrease)
Sales and Other Income
Janitorial	$757,580,000	$705,936,000	7.3%
Parking	200,306,000	187,528,000	6.8%
Security	145,763,000	92,974,000	56.8%
Engineering	115,175,000	100,119,000	15.0%
Lighting	58,203,000	55,550,000	4.8%
Corporate	693,000	451,000	53.7%

	$1,277,720,000	$1,142,558,000	11.8%

Operating Profit
Janitorial	$22,630,000	$23,799,000	-4.9%
Parking	4,836,000	2,811,000	72.0%
Security	5,454,000	3,193,000	70.8%
Engineering	6,181,000	5,417,000	14.1%
Lighting	1,494,000	1,284,000	16.4%
Corporate expenses	(16,330,000)	(15,163,000)	7.7%

Operating profit from continuing operations	24,265,000	21,341,000	13.7%
Gain on insurance claim	1,195,000	—	—
Interest expense	(493,000)	(491,000)	0.4%

Income from continuing operations before income taxes	$24,967,000	$20,850,000	19.7%

CONTACT:
George B. Sundby
Executive Vice President and
Chief Financial Officer
ABM Industries Incorporated
(415) 733-4000